SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Advisors Series Trust


Address of Principal Business Office (No. & Street, City, State, Zip Code:

         4455 E. Camelback Road, Suite 261E, Phoenix, AZ 85018


Telephone Number (including area code):

         (602) 952-100


Name and address of agent for service of process:

         Robert H. Wadsworth
         4455 E. Camelback Road, Suite 261E
         Phoenix, AZ 85018


Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                                    Yes                       No


     SIGNATURES Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Phoenix and the State of Arizona on the 29th day of November, 1996.

                                                     Signature:
Advisors Series Trust
                          ------------------



By: /s/ Robert H. Wadsworth


Attest: /s/ Judith Wood-Swenson